Exhibit 1.01
Conflict Minerals Report of Stratasys Ltd.
This is the Conflict Minerals Report of Stratasys Ltd. (“Stratasys”, “we”, “us”, or the “Company”) for calendar year 2025 in accordance with Rule 13p-1 of the Securities Exchange Act of 1934 (“Rule 13p-1”) and Form SD. Rule 13p-1 was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to “Conflict Minerals” as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). Conflict Minerals are defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten. Rule 13p-1 imposes certain reporting obligations on SEC registrants whose products contain Conflict Minerals that are necessary for the functionality or production of their products. If the SEC registrant has reason to believe that any of those Conflict Minerals may have originated in the Democratic Republic of the Congo (the “DRC”) or a country that shares an internationally recognized border with the DRC (collectively, “Covered Countries”) or is unable to determine the country of origin of those Conflict Minerals, the SEC registrant is required to submit a Conflict Minerals Report to the SEC that includes a description of the measures it took to exercise due diligence on the Conflict Minerals’ source and chain of custody. As part of the Company’s commitment to human rights, it has reviewed the supply chain for its products in accordance with the guidance provided by EU regulations and has contacted its suppliers for information regarding Conflict Minerals that may have been sourced from conflict-affected or high-risk areas (“CAHRAs”).
Business Overview
We are a global leader in polymer-based 3D printing solutions, which we provide at every stage of the product life cycle, with multiple technologies and complete solutions for superior application fit, across industrial, healthcare and consumer fields. We focus, in particular, on polymer 3D printing solutions that address the fastest growing industrial and healthcare solutions, which we view as the biggest potential growth opportunity in the 3D printing industry. Leveraging distinct competitive advantages that include a broad set of best-in-class 3D printing platforms, software, materials and technology partner ecosystems, innovative leadership, and a global GTM infrastructure, we are positioned to further expand our leadership in this significant and growing global marketplace.
Our approximately 2,700 granted and pending additive technology patents currently held (in addition to many others previously held) have been used to create models, prototypes, manufacturing tools, and production parts for a multitude of industries including aerospace, defense, automotive, transportation, healthcare, consumer products, dental, medical, fashion and education. Our products and comprehensive solutions improve product quality, development time, cost, time-to-market and patient care. Our additive manufacturing ecosystem of solutions and expertise includes printers and post-process machines, materials, software, expert services, and on-demand parts production.
In recent years we have expanded our leadership through innovation in the fast-growing mass production parts segment through our next-generation photopolymer platform. Our pioneering approach to additive manufacturing of end-use parts enables us to serve a large market with manufacturing-grade 3D printers, utilizing P3™ Programmable PhotoPolymerization technology, which precisely controls light, heat, and force, among other variables, to produce parts with exceptional accuracy and consistency and unique production grade properties.
We have also introduced our Neo® line of systems to the global market, which feature dynamic laser beam technology that enables build accuracy, feature detail, and low variability across the full extent of a large build platform. As an open resin system, the Neo products provide customers materials with a wide range of properties such as chemical resistance, heat tolerance, flexibility, durability, and optical clarity, and can produce large parts providing a significant build area in a small footprint.
Similarly, we have accelerated our growth in production-scale 3D printing with the Stratasys H350™ 3D printer, the first system powered by Xaar’s powder-based SAF™ technology, which is designed to deliver cost-competitive parts at production-level throughput. H Series™ Production Platform printers such as the H350 are designed to deliver part quality, consistency, and reliability for high production yield, utilizing a uniform thermal experience for all printed parts regardless of their placement in the build, representing a significant improvement over traditional powder-bed fusion processes.

In April 2023, we purchased the assets of Covestro’s additive manufacturing materials business, including all of the SOMOS™ photocurable liquids portfolio. The materials, IP portfolio, and talent we acquired from Covestro have helped us address new applications in key technology categories such as stereolithography, P3/DLP, and powder-bed fusion, including SAF™ technology.
In March 2024, we acquired Arevo’s technology portfolio, including its intellectual property, or IP, estate, which includes multiple foundational patents in carbon fiber printing, Z-strength improvement achieved by localized laser melting and roller compaction, in-situ and AI build monitoring, and hardware design. Adoption of this technology in our FDM® print systems enables us to extend our addressable manufacturing applications for our customers.
In October 2025, we launched the iAM Marketplace™. It is an independent, hardware-agnostic platform designed to accelerate adoption of additive manufacturing as a core manufacturing capability across the product lifecycle. The marketplace offers the polymer AM industry’s broadest portfolio of high-quality materials, engineering services, and products, helping manufacturers scale production while enabling more agile, resilient supply chains. iAM Marketplace brings together the materials expertise of iSQUARED, Forward AM, and assets from Nexa3D in a single open-access platform focused on certified solutions and real-world applications.
We now offer a broader range of systems, consumables and services for additive manufacturing. Our wide range of solutions, based on our proprietary 3D printing technologies and materials, enhances the ability of designers, engineers and manufacturers to:
•visualize and communicate product ideas and designs;
•verify the form, fit and function of prototypes;
•manufacture tools, jigs, fixtures, casts and injection molds used in the process of manufacturing end-products;
•manufacture customized and short-to-medium-run end-products more efficiently and with greater agility, and more sustainably; and
•produce objects that could not otherwise be manufactured through subtractive manufacturing methodologies.
Conflict Minerals
As we offer our clients products that might include Conflict Minerals that are necessary to the production or functionality of our manufactured products, we are subject to the reporting requirements associated with Conflict Minerals under Section 1502 of the Dodd-Frank Act and Rule 13p-1. We are committed to responsible sourcing, as outlined in our Conflict Minerals Policy. Further we are committed to conducting supply chain due diligence practices in alignment with the smelter or refiner verification program set up by third party audit bodies, such as the Responsible Minerals Initiative (“RMI”), and the London Bullion Market Association (“LBMA”). We are also committed to ensuring human rights are upheld in all respects, including the elimination of child or forced labor conditions in our supply chain, generally, and more specifically in CAHRAs. However, as we are “downstream”, in that we or our suppliers purchase cassiterite, columbite-tantalite (coltan), wolframite, gold, or their derivatives, which presently are limited to tin, tantalum, tungsten, and gold (collectively “3TG”) -related materials after processing by smelters or refiners, we can only report with reasonable certainty the origins or likely origins of the necessary 3TG in our minerals supply chain.
We furthermore do not directly purchase or procure raw materials from the mineral sites.
Our commitment to proper Conflict Mineral conduct is an element of our overall corporate responsibility. It relates, in part, to fair wages and working conditions (social and human capital care), and environmental stewardship (protection of our people and planet).

1. Reasonable Country of Origin Inquiry
In accordance with our Conflict Minerals Policy, we have concluded in good faith that during calendar year 2025, we manufactured and contracted to manufacture products containing 3TG and have determined that the use of these minerals is necessary to the functionality or production of these products.
We performed a reasonable country of origin inquiry (“RCOI”) simultaneously with the due diligence phase in which we engaged to determine whether the Conflict Minerals necessary to the functionality or production of our products did or did not originate from the CAHRAs, as defined per Rule 13p-1. We integrated aspects of the RCOI into the design of our policies and management systems on Conflict Minerals and carry out the RCOI in the due diligence phase in which we engaged our relevant upstream suppliers to determine whether the Conflict Minerals necessary to the functionality or production of our products originated from the CAHRAs, as defined per Rule 13p-1. The RCOI and the due diligence process were done simultaneously due to the large number of applicable suppliers from which we source materials. We operate significantly downstream from the sources of the minerals necessary to the production and/or functionality of our products’ components. As such, we rely upon the due diligence conducted by our own applicable suppliers. The RCOI that we conducted therefore has certain limitations that limit the total degree of certainty, and we cannot determine with absolute certainty the exact source location of all of the necessary Conflict Minerals used in our products in 2025. However, the RCOI we conducted employed several methods to assess whether the necessary Conflict Minerals in our products may have originated from the CAHRAs. These measures consisted primarily of the following actions:
a)We performed internal assessments of our products and components to determine which of them contain, or for which the necessary Conflict Minerals were employed, in the production and manufacturing phases.
b)We identified a list of suppliers we purchased from directly during calendar year 2025 ("in-scope suppliers") and segmented the list according to the type of material the supplier provides. Some of the suppliers’ categories were excluded for the following reasons: they were not necessary to the functionality or production of the products, they did not contain the necessary Conflict Minerals, or the supplier provided a commercial off the shelf product. . Using a risk-based approach, the company then identified the 104 most significant suppliers, representing 95% of the company's spend on conflict minerals-containing components. The final list of suppliers we approached consists of 104 suppliers
c)We solicited survey responses using the standardized template designed by the Responsible Minerals Initiative (“RMI”), (the “Conflict Minerals Reporting Template version 6.5 and above” (“CMRT”)). We engaged our supply chain to respond to the CMRT by referring suppliers to training materials that included an overview of the law and instructions on how to complete the CMRT. These are part of our on-going efforts to ensure compliance with our responsible sourcing program among our suppliers, as well as contributing to our goal of increasing the number of relevant smelters or refiners that cooperate with Third Party Audit bodies, such as the RMI.
d)We assessed the responses received from our relevant suppliers of the necessary 3TG for information that would be identified as inconsistent, incomplete, or inaccurate. In addition, we validate CMRTs received from suppliers to identify deviation from the RMI’s requirements as per its Responsible Minerals Assurance Program (“RMAP”). Responses that failed any of the “red flag” review tests were identified for additional follow up.
e)To non-responsive in-scope suppliers, we sent periodic reminders to provide surveys or updated responses according to our expectations regarding the CMRT, such as provision of a current version (i.e., 6.5 or above).
Based on the RCOI conducted, Stratasys has reason to believe that a portion of the Conflict Minerals necessary to the functionality of its products or its components is likely to have originated in the CAHRAs and has reason to believe, that those necessary Conflict Minerals may not be entirely from recycled or scrap sources. Based on this result, Stratasys conducted due diligence activities and details these efforts in this Conflict Minerals Report and in accordance with Stratasys’ Conflict Minerals Policy and general sourcing expectations from its suppliers.

2. Due Diligence
Due diligence design
In accordance with Rule 13p-1 and Form SD, we undertook to perform robust due diligence on the source and chain of custody of the 3TG-related materials included in our products to determine whether the Conflict Minerals necessary to the functionality or production of our products or products’ components originated from the DRC or the Covered Countries, or financially benefitted the armed groups in those countries in any way, as defined per Rule 13p-1. Because we have no direct relationships with smelters or refiners and therefore believe that we are a “downstream company”, we designed our due diligence measures according to the recommendations of the Organization for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (2016) and related supplements (the “OECD Due Diligence Guidance”) for downstream companies.
The five steps defined in the OECD Due Diligence Guidance are: (1) establishment of strong internal company management systems; (2) identification and assessment of risks in the supply chain; (3) design and implementation of a strategy to respond to risks as they are identified; (4) carry out independent third-party audits of smelters’ and refiners’ due diligence practices; and (5) report annually on supply chain due diligence.
We have undertaken (and continue to undertake) the foregoing five steps of due diligence as described below:
a. OECD Step 1: Establishment of strong company management systems
We review and maintain our management system to support supply chain due diligence related to the 3TG. Our management system includes a steering committee sponsored by the senior responsible executive and a team of subject matter experts from various functions such as supplier management, engineering, and legal. The team subject matter experts are responsible for implementing the Company’s Conflict Minerals compliance strategy. As part of responsible sourcing and supply chain due diligence, the Company has pursued the following actions:
•Renewed our commitment to ethical business practices through the annual global training on our Code of Business Conduct and Ethics (the “Code”) to all employees, which also includes a specific reference to Stratasys’ efforts as it relates to conflict minerals. Our Code is available at https://investors.stratasys.com/corporate-governance/governance-documents.
•Continued focus on integrating social impact programs and practices as part of our business model and culture through the Stratasys Corporate Social Responsibility (“CSR”) Program, under our ESG & Sustainability umbrella. We are advancing additive manufacturing by securing access to our unique capabilities, making our technology more widely available to support quality education, healthcare and medical needs for those in need, and all-in-all putting into practice our four Stratasys defined UN Sustainable Development Goals with a global network of volunteers and NGO partners, we are proud to 3D Print a Better Tomorrow – together with our local communities.
•We strive to ensure that purchased metals originate, to the greatest degree possible, only from smelters or refiners have been validated as conformant or active according to the RMI’s RMAP or other third-party audit programs, such as the LBMA.
•In addition, we expect our suppliers to comply with the terms of our Conflict Minerals Policy and any other applicable policy and encourage them to define, implement and communicate to their sub-suppliers their own policy, outlining their commitment to responsible sourcing of 3TG and other minerals from conflict-afflicted areas, legal compliance and measures for implementation of the supply chain due diligence. Our Conflict Minerals Policy is available at https://investors.stratasys.com/corporate-governance/governance-documents.
•Maintained the Company’s Conflict Minerals Governance Charter that sets out the Conflict Minerals annual due diligence plan including establishing steps for compliance, objectives, timelines, internal management and the cross functional team with identified roles and responsibilities to support supply chain due diligence.

•Conducted ongoing communication of the cross functional Conflict Minerals team, for the purpose of sharing best practices and monitoring our progress regarding the various steps required for achieving compliance among our suppliers.
•Engaged with in-scope suppliers of the necessary 3TG and referred them to training materials online, including an overview of relevant Conflict Minerals regulations and compliance measures, and instructions on how to respond to the due diligence survey (based on receiving at a minimum version 6.5 of the CMRT or higher).
•Continued to include a Conflict Minerals provision in our standard Purchasing Terms and Conditions for Goods and Services to require suppliers to comply with our Conflict Minerals Policy and requirements.
•Communicated the due diligence efforts both internally and externally to relevant direct suppliers, surveyed suppliers, customers, employees, senior management, and all Company stakeholders, as requested and applicable.
•Maintained a grievance mechanism whereby concerns and violations of the Conflict Minerals Policy should be reported to Stratasys’ Compliance Officer / Chief Legal Officer.
b. OECD Step 2: Identify and assess risk in the supply chain
As part of our risk-based approach for the management of a responsible supply chain, Stratasys identified the suppliers from which it made purchases over a specified amount during 2025. We assessed two primary risks in our supply chain while trying to move towards the goal of sourcing the necessary Conflict Minerals from smelters or refiners that have received a conformant or active designation from the RMI or other Third Party Audit bodies, such as the LBMA: (1) the risk of not receiving timely and accurate information from the supplier; and (2) the risk of not being able to replace a supplier due to reasons such as volume, ease of replacement, complexity of relationship and criticality to business operations.
In order to segment our suppliers into three risk levels (high, medium and low) we have identified and assessed Conflict Minerals-related risks based on suppliers’ and manufacturers’ characteristics, such as the amount we have spent with a supplier during calendar year 2025 and the extent to which we are dependent upon any particular manufacturer or supplier as well as the availability of alternative suppliers. This segmentation allowed us to prioritize our risk mitigation efforts based on the level of supplier risk.
We have identified, to the best of our efforts, the smelters or refiners in our minerals supply chain by conducting a supply chain inquiry using, at a minimum, version 6.5 or higher of the CMRT, requesting suppliers and manufactures to identify smelters or refiners and the likely country of origin of the Conflict Minerals in products or product components that they supply to Stratasys. In addition, Stratasys compared smelters or refiners identified by the supply chain survey against the list of facilities that have received a conformant or active designation under the RMI’s RMAP and other independent third-party audit programs.
As part of the risk assessment phase, we identified that 70.15% of our in-scope suppliers have a policy in place that addresses the Conflict Minerals sourcing and 50% do not provide us with products containing Conflict Minerals.

c. OECD Step 3: Design and implement a strategy to respond to identified risks
The findings of the supply chain risk assessment were and continue to be reported to designated members of our senior management. As part of our risk management strategy, we continue to work with the in-scope suppliers while we advance our efforts to investigate our supply chain as follows:
•Continued periodic reporting to the Conflict Minerals team sponsor to track progress, assess risks and provide management support as needed.
•Contacted in-scope suppliers whose responses were identified as incomplete, inconsistent or inaccurate.
•Reviewed in-scope suppliers’ responses to track smelters or refiners in our supply chain that supply us with Conflict Minerals and have not received a conformant or active designation from the RMI’s RMAP program or other independent third-party audit programs.
•Referred in-scope suppliers to online training materials that included an overview of Rule 13p-1 and instructions on how to complete the CMRT.
•As part of our continued risk management efforts, we send follow-up letters to high-risk, non-responsive in-scope suppliers, as well as to in-scope suppliers who have declared the existence of conflict minerals in their supply chain from smelters or refiners in CAHRAs that do not participate in the RMAP. Additionally, we have sent risk management letters to suppliers providing an outdated version of the CMRT, and to those declaring the presence of conflict minerals from uncertified smelters not located in the covered countries. We also require verification from suppliers who have declared their products to be “conflict-free.”
We remain committed to the responsible sourcing of conflict minerals. We do not seek to eliminate sourcing from the CAHRAs. Instead, we continue to engage with our suppliers to address the identified risks and ensure compliance with Rule 13p-1.
Supply chain due diligence is a dynamic process that requires on-going risk monitoring. In order to ensure effective management of risks, we review the risk identification process occasionally and update the risk mitigation strategy accordingly while consulting and communicating with relevant stakeholders.
d. OECD Step 4: Review independent third-party audits of smelter or refiner due diligence practices
Stratasys is a downstream consumer of necessary Conflict Minerals and is many steps removed from the smelters or refiners who process, provide and mine the minerals and ores. Therefore, Stratasys does not perform direct audits of smelters or refiners within its supply chain. Instead, our due diligence efforts rely on cross-industry initiatives, such as those led by the RMI (i.e., the RMAP) to conduct smelter or refiner due diligence to verify and audit the status of the smelters or refiners.
e. OECD Step 5: Prepare this annual report on supply chain due diligence
Stratasys’ Conflict Mineral Policy states that we will comply with Section 1502 of the Dodd Frank Act which includes filing a Form SD and this Conflict Minerals report with the SEC and posting publicly on the Internet (https://investors.stratasys.com/corporate-governance/governance-documents).

3. Results of the Assessment
We conducted a supply chain survey of the 114 in-scope suppliers that we identified may contribute necessary Conflict Minerals to our products. In calendar year 2025 we included metal, electronics and plastic suppliers and manufacturers and took a risk-based approach which focused on suppliers and manufacturers with which we have spent a majority of our manufacturing-related expenses.
We received responses from in-scope suppliers representing approximately an 84.47% response rate, containing the names and locations of reported smelters or refiners (see Annex 1) and the potential countries of origin (see Annex 2) of the mines or facilities that process Conflict Minerals, compared to approximately an 80.73% response rate attained for reporting year 2024.
Of the 84.47% (87 from 104) of suppliers and manufacturers that responded:
•0% of in-scope suppliers were classified as “DRC conflict free”
•13% of in-scope suppliers were classified as “Not from DRC”
•51% of in-scope suppliers were classified as “Free no 3TG”
•9% of in-scope suppliers were classified as “Undetermined not from DRC”
•9% of in-scope suppliers were classified as “Undetermined from DRC”
•18% of in-scope suppliers were classified as “Undefined from DRC”
The terms above have the following meaning as part of our due diligence efforts:
•“DRC conflict free” indicates the in-scope suppliers that reported that Conflict Minerals used in the products provided to Stratasys originate from the DRC or one of the Covered Countries, but that the smelters are approved by the RMAP, the RMI’s Responsible Minerals Assurance Program.
•“Not from DRC” indicates the in-scope suppliers reported that they source Conflict Minerals, but from countries other than the DRC or Covered Countries.
•“Free no 3TG” indicates the in-scope suppliers reported that Conflict Minerals are not contained in the product, or which are not necessary for the functionality or are not included in the production of the products, provided to Stratasys.
•“Undetermined not from DRC” indicates the in-scope suppliers that reported that Conflict Minerals being used in the products do not originate from the DRC or one of the Covered Countries, but they have not yet concluded their due diligence process so this determination could potentially change. Due diligence for these in-scope suppliers will continue until their status is confirmed.
•“Undetermined from DRC” indicates the in-scope suppliers that reported that Conflict Minerals used originate from the DRC or one of the Covered Countries and that the smelters or refiners are approved by the RMAP, but they have not yet concluded their due diligence process so this determination could potentially change. Due diligence for these in-scope suppliers will continue until the status is confirmed.
•“Undefined from DRC” indicates the in-scope suppliers that reported that Conflict Minerals used originate from the DRC or one of the Covered Countries and that the smelters or refiners are not yet approved by the RMAP. Due diligence for these in-scope suppliers will continue until the status is confirmed.
Certain responding in-scope suppliers classified as “Undetermined from DRC” or “Undefined from DRC” indicated that Conflict Minerals may have originated in the DRC or Covered Countries, but they were unable to accurately report which specific smelters or refiners were part of the supply chain in terms of the components sold to Stratasys in 2025.
As a result of this lack of information, we are unable to determine with complete accuracy the full list of facilities used to process those necessary Conflict Minerals or their likely country of origin, and therefore, we are unable to conclude whether or not the Conflict Minerals used in our products may have directly or indirectly financed armed groups in the CAHRAs. Our efforts to determine the likely mine(s) or location of origin for the necessary Conflict Minerals are realized through the due diligence measures described above.

We provide in the tables below information regarding the status of those smelters or refiners who were identified by those suppliers that responded to our survey, both overall and based on type of mineral:
Status of identified smelters or refiners:

Verified Conflict Free (RMI Compliant)	209 of 349 (59.89%)
Participating in an audit process (RMI Active)	5 of 349 (1.43%)
Total (Conflict Free and under Audit process)	135 of 349 (38.68%)
Not Participating	214 of 349 (61.32%)
Smelters or refiners verified as conflict-free or in the audit process:

Tin	53 of 73 (72.61%)
Tantalum	33 of 35 (94.29%)
Tungsten	35 of 59 (59.32%)
Gold	93 of 182 (51.10%)
Total	214 of 349 (61.32%)
Additional Risk Factors
 The statements above are based on the RCOI process and due diligence performed in good faith by Stratasys. These statements are based on the infrastructure and information available at the time. A number of factors could introduce errors or otherwise affect our conclusions.
These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, errors or omissions by or of suppliers, confusion over requirements of SEC final rules, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier unfamiliarity with Rule 13p-1 and or with our Conflict Minerals Policy, conflict-area sourced materials being declared as secondary materials, companies going out of business in 2025 and the potential smuggling of conflict-area Conflict Minerals to countries beyond the CAHRAs.
We do not gather information from our suppliers on a continuous or real-time basis, but rather information is gathered from suppliers at the time that it is provided in a CMRT of at least version 6.5 or higher.
We cannot be completely certain of our conclusions regarding the source and chain of custody of the necessary Conflict Minerals used or necessary to the production or for the functionality of our products or product components in 2025, as the information comes from direct and secondary suppliers and independent third-party audit programs.
Continuous improvement efforts to mitigate risk
Stratasys continues to conduct and report annually on supply chain due diligence for the applicable Conflict Minerals, as required by Rule 13p-1. Stratasys continues to take, as applicable, the following steps to improve the due diligence process and mitigate the possibility that we are utilizing Conflict Minerals that, directly or indirectly, benefit armed groups propagating human rights violations in the CAHRAs:
•Work with in-scope suppliers that did not respond to Stratasys’ surveys to help them understand the importance of this initiative to Stratasys and to encourage their participation in 2026.
•Attempt to validate in-scope supplier responses using information collected via independent, conflict-free smelter validation programs such as the RMAP.
•Send follow-up letters to high risk non-responsive in-scope suppliers and to in-scope suppliers with Conflict Minerals from the CAHRAs, as well as from smelters or refiners that do not participate in the RMI’s RMAP.
In addition to the above steps, Stratasys continues to implement its Conflict Minerals Policy and Code of Conduct to the best of its abilities, namely via communication to its stakeholders and suppliers regarding its Conflict Minerals Policy.

This report contains “forward-looking statements” within the meaning of U.S. federal securities laws. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may”, “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” the negative of these words or words of similar import. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may or may not prove to be accurate. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by U.S. federal securities laws.

Annex 1
Names and Locations of Smelters or Refiners

Metal	Smelter Name	Smelter Country
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Agosi AG	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	ASAHI METALFINE, Inc.	JAPAN
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden Ronnskar	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Metaux S.A.	SWITZERLAND
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	JSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Heraeus Germany GmbH Co. KG	GERMANY
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA
Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY

Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L'azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	LS MnM Inc.	KOREA, REPUBLIC OF
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	MKS PAMP SA	SWITZERLAND
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Royal Canadian Mint	CANADA
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF

Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Super Dragon Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Morris and Watson	NEW ZEALAND
Gold	SAFINA A.S.	CZECHIA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	Shandong Humon Smelting Co., Ltd.	CHINA
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Sudan Gold Refinery	SUDAN
Gold	T.C.A S.p.A	ITALY
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES

Gold	Industrial Refining Company	BELGIUM
Gold	Shirpur Gold Refinery Ltd.	INDIA
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Marsam Metals	BRAZIL
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	Shenzhen CuiLu Gold Co., Ltd.	CHINA
Gold	Albino Mountinho Lda.	PORTUGAL
Gold	SAAMP	FRANCE
Gold	L'Orfebre S.A.	ANDORRA
Gold	8853 S.p.A.	ITALY
Gold	Italpreziosi	ITALY
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	INDIA
Gold	Sai Refinery	INDIA
Gold	Modeltech Sdn Bhd	MALAYSIA
Gold	Bangalore Refinery	INDIA
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY
Gold	Pease & Curren	UNITED STATES OF AMERICA
Gold	JALAN & Company	INDIA
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	ABC Refinery Pty Ltd.	AUSTRALIA
Gold	Safimet S.p.A	ITALY
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Gold	African Gold Refinery	UGANDA
Gold	Gold Coast Refinery	GHANA
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	QG Refining, LLC	UNITED STATES OF AMERICA
Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES
Gold	CGR Metalloys Pvt Ltd.	INDIA
Gold	Sovereign Metals	INDIA
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN
Gold	Augmont Enterprises Private Limited	INDIA
Gold	Kundan Care Products Ltd.	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 1)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 2)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 3)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 4)	INDIA

Gold	K.A. Rasmussen	NORWAY
Gold	Alexy Metals	UNITED STATES OF AMERICA
Gold	MD Overseas	INDIA
Gold	Metallix Refining Inc.	UNITED STATES OF AMERICA
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA
Gold	WEEEREFINING	FRANCE
Gold	Gold by Gold Colombia	COLOMBIA
Gold	Dongwu Gold Group	CHINA
Gold	SAM Precious Metals FZ-LLC	UNITED ARAB EMIRATES
Gold	NOBLE METAL SERVICES	UNITED STATES OF AMERICA
Gold	Coimpa Industrial LTDA	BRAZIL
Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	CHINA
Gold	TITAN COMPANY LIMITED, JEWELLERY DIVISION	INDIA
Gold	GG Refinery Ltd.	TANZANIA, UNITED REPUBLIC OF
Gold	Attero Recycling Pvt Ltd	INDIA
Gold	Impala Platinum – Platinum Metals Refinery (PMR)	SOUTH AFRICA
Gold	Elite Industech Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	Gasabo Gold Refinery Ltd	RWANDA
Gold	Minera Titan del Peru SRL (MTP) - Belen Plant	PERU
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	AMG Brasil	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA

Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET de Mexico	MEXICO
Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CHINA
Tantalum	5D Production OU	ESTONIA
Tantalum	PowerX Ltd.	RWANDA
Tantalum	Jiangxi Suns Nonferrous Materials Co. Ltd.	CHINA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Alpha Assembly Solutions Inc	UNITED STATES OF AMERICA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	Dongguan Best Alloys Co., Ltd.	CHINA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Novosibirsk Tin Combine	RUSSIAN FEDERATION
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Thaisarco	THAILAND
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA

Tin	VQB Mineral and Trading Group JSC	VIET NAM
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	PT Rajehan Ariq	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Super Ligas	BRAZIL
Tin	Aurubis Beerse	BELGIUM
Tin	Aurubis Berango	SPAIN
Tin	PT Bangka Prima Tin	INDONESIA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	Pongpipat Company Limited	MYANMAR
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tin	Precious Minerals and Smelting Limited	INDIA
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA
Tin	PT Mitra Sukses Globalindo	INDONESIA
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL
Tin	CRM Synergies	SPAIN
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA
Tin	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC OF THE

Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	JAPAN
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	MALAYSIA
Tin	RIKAYAA GREENTECH PRIVATE LIMITED	INDIA
Tin	Woodcross Smelting Company Limited	UGANDA
Tin	Global Advanced Metals Greenbushes Pty Ltd.	AUSTRALIA
Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd	CHINA
Tin	PT Arsed Indonesia	INDONESIA
Tin	P Kay Metal, Inc	UNITED STATES OF AMERICA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA
Tungsten	Hunan Jintai New Material Co., Ltd.	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Masan High-Tech Materials	VIET NAM
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES

Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	RUSSIAN FEDERATION
Tungsten	NPP Tyazhmetprom LLC	RUSSIAN FEDERATION
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	BRAZIL
Tungsten	Cronimet Brasil Ltda	BRAZIL
Tungsten	Artek LLC	RUSSIAN FEDERATION
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CHINA
Tungsten	OOO “Technolom” 2	RUSSIAN FEDERATION
Tungsten	OOO “Technolom” 1	RUSSIAN FEDERATION
Tungsten	LLC Vostok	RUSSIAN FEDERATION
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	CHINA
Tungsten	HANNAE FOR T Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Tungsten Vietnam Joint Stock Company	VIET NAM
Tungsten	Nam Viet Cromit Joint Stock Company	VIET NAM
Tungsten	MALAMET SMELTING SDN. BHD.	MALAYSIA
Tungsten	DONGKUK INDUSTRIES CO., LTD.	KOREA, REPUBLIC OF
Tungsten	Lianyou Resources Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	CHINA
Tungsten	Philippine Carreytech Metal Corp.	PHILIPPINES
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED	VIET NAM
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	PHILIPPINES
Tungsten	Jing Yuan Tungsten Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	LAOS SOUTHERN MINING SMELTING SOLE CO.,LTD	LAO PEOPLE'S DEMOCRATIC REPUBLIC
Tungsten	S.P.T. spol.s r.o.	CZECHIA
Tungsten	Tungamoy Metals Inc.	KOREA, REPUBLIC OF

Annex 2
Country of Origin (COO)*

Gold	Tantalum	Tin	Tungsten
ANDORRA	BRAZIL	AUSTRALIA	AUSTRIA
AUSTRALIA	CHINA	BELGIUM	BRAZIL
AUSTRIA	ESTONIA	BOLIVIA (PLURINATIONAL STATE OF)	CHINA
BELGIUM	GERMANY	BRAZIL	CZECHIA
BRAZIL	INDIA	CHINA	GERMANY
CANADA	JAPAN	CONGO, DEMOCRATIC REPUBLIC OF THE	JAPAN
CHILE	KAZAKHSTAN	INDIA	KOREA, REPUBLIC OF
CHINA	MEXICO	INDONESIA	LAO PEOPLE'S DEMOCRATIC REPUBLIC
COLOMBIA	RUSSIAN FEDERATION	JAPAN	MALAYSIA
CZECHIA	RWANDA	MALAYSIA	PHILIPPINES
FRANCE	THAILAND	MYANMAR	RUSSIAN FEDERATION
GERMANY	UNITED STATES OF AMERICA	PERU	TAIWAN, PROVINCE OF CHINA
GHANA		PHILIPPINES	UNITED STATES OF AMERICA
INDIA		POLAND	VIET NAM
INDONESIA		RUSSIAN FEDERATION
ITALY		RWANDA
JAPAN		SPAIN
KAZAKHSTAN		TAIWAN, PROVINCE OF CHINA
KOREA, REPUBLIC OF		THAILAND
KYRGYZSTAN		UGANDA
LITHUANIA		UNITED STATES OF AMERICA
MALAYSIA		VIET NAM
MEXICO
NETHERLANDS
NEW ZEALAND
NORWAY
PERU
PHILIPPINES
POLAND
PORTUGAL
RUSSIAN FEDERATION
RWANDA
SAUDI ARABIA

SINGAPORE
SOUTH AFRICA
SPAIN
SUDAN
SWEDEN
SWITZERLAND
TAIWAN, PROVINCE OF CHINA
TANZANIA, UNITED REPUBLIC OF
THAILAND
TURKEY
UGANDA
UNITED ARAB EMIRATES
UNITED STATES OF AMERICA
UZBEKISTAN
ZIMBABWE

*As not all of the smelters or refiners (SORs) reported by our suppliers or manufacturers in the supply chain inquiry provided information on the Location of Mine in their CMRTs, and we were not able to establish from the SORs complete sourcing information on their Conflict Minerals, we have indicated for the COO the closest indication provided as to the source of Conflict Minerals, i.e., the Smelter Country as reported in the suppliers’ CMRT.